Execution Copy

EXHIBIT 10.68

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (the “AGREEMENT”) is entered into this 29th day of May 2008 between Lewis Stone (“Stone”) and NationsHealth, Inc. (“the Company” or “NationsHealth”) (collectively the “Parties”).

WHEREAS, as a result of a reorganization of corporate functions and duties, the Parties have agreed that circumstances exist that allow Stone to trigger a termination for Good Reason from his role as President and Chief Information Officer of Company pursuant to the Employment Agreement dated March 9, 2004 between Executive and the Company (“the Original Agreement”), which termination for Good Reason from the President and Chief Information Officer role shall be effective May 29, 2008 (the “Termination Date”);

WHEREAS, the Parties agree that Stone has provided valuable contributions to the Company as its President and Chief Information Officer and that the Company will provide the termination benefits described in this AGREEMENT in exchange for a release of claims against the Company, including a release of the Company’s obligations under the Original Agreement with the Company;

WHEREAS, in conjunction with the reorganization, the Parties have agreed that Stone will not separate from the employment of the Company and will remain on the Board of Directors of the Company and the subsidiaries in which Stone currently serves on the Boards of Directors of, and accept the position of Executive Vice President of Corporate Development (“EVP of Corporate Development”), effective May 29, 2008, and that the terms of Stone’s employment in the position of EVP of Corporate Development will be set forth in the Amended and Restated Employment Agreement (the “Amended Agreement”) made as of May 29, 2008,

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, Stone and NationsHealth agree as follows:

1. The Parties have agreed that Stone has triggered a termination for Good Reason and resigned from his position as President, effective on the “Termination Date,” and that, upon Stone’s execution of this AGREEMENT and on the Effective Date as set forth in Paragraph 8 below, NationsHealth shall provide the following termination benefits on the following schedule to Stone:

(a) In accordance with the Company’s standard payroll practices and subject to applicable withholdings as required by law, the Company shall provide Stone with a total payment of one million dollars ($1,000,000), paid in twenty (20) equal installments of fifty thousand dollars ($50,000) over the Company’s normal payroll cycle, beginning with the May 16-31, 2008 pay period and ending with the March 1-15, 2009 pay period (which 20-payroll periods ending on March 15, 2009 shall be known as the “Severance Period” and which payments shall be know as the “Severance Benefits”). If the Company fails to pay all Severance Benefits before March 15, 2009 and Stone incurs excise taxes, penalties, or interest under Section 409A of the Internal Revenue Code, the Company agrees to pay such excise taxes, penalties, and interest and to indemnify Stone from any and all out-of-pocket costs (including reasonable attorneys’ and accountants’ fees, costs, and expenses) related to such tax, penalty, or interest assessment.

(b) The Company shall accelerate the vesting of Stone’s stock options, such that all stock options granted prior to the May 15, 2008 shall vest immediately upon the Termination Date.

Stone acknowledges and agrees that these promises, payments and benefits described above in this Paragraph 1 exceed any legal payment obligations of NationsHealth and provide valid consideration for the release contained in Paragraph 2 of this AGREEMENT.

2. In consideration of the payment and mutual promises and covenants set forth in this AGREEMENT, Stone, on behalf of himself, his heirs, successors, current and former agents, representatives, attorneys, assigns, executors, beneficiaries, and administrator, hereby releases and forever discharges NationsHealth and each and all of its current and former parents, divisions, subsidiaries and affiliates attorneys, shareholders, employees, representatives and agents, (collectively “the NationsHealth Group”) and each and all of their predecessors, successors, assigns, officers, directors, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees) of any nature whatsoever, whether in law or in equity, which Stone now has or ever may have had against the NationsHealth Group, including, but not limited to, any and all matters related in any way to Stone’s employment with or termination as President and Chief Information Officer of NationsHealth, as well as all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the Immigration Reform and Control Act, the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Florida Civil Rights Act, the Florida Minimum Wage Law, any other federal, state or local anti-discrimination, wage or benefits laws, and any other contractual or tort claims relating to Stone’s employment with or termination as President and Chief Information Officer of NationsHealth. Notwithstanding the foregoing, nothing in this AGREEMENT shall waive or supercede the parties obligations under this AGREEMENT or the Amended Employment Agreement.

3. Stone agrees that he and his agents will not publicize or disclose, directly or indirectly, the existence of this AGREEMENT, the terms thereof, or the circumstances giving rise to the AGREEMENT, to anyone other than Stone’s attorney, accountant, financial advisor and members of his immediate family or as required by law. Stone further agrees that he will advise any individual to whom the terms, conditions or existence of this AGREEMENT have been disclosed of the confidentiality requirements of this Paragraph and that he will use his best efforts to ensure that the confidentiality requirements are complied with in all respects.

4. The Company shall indemnify and hold Stone harmless from and against all claims, investigations, actions, awards and judgments, including costs and attorneys’ fees, incurred by Stone in connection with acts or decisions made by Stone in good faith in his capacity as President and Chief Information Officer of the Company, so long as Stone reasonably believed that the acts or decisions were in the best interests of the Company and (with respect to any criminal act) Stone had no reason to believe that Stone’s conduct was unlawful. The Company further agrees to pay the reasonable expenses of private counsel or investigators incurred in representing Stone in any audit, inquiry, regulatory review or similar action or proceeding covered by this indemnification. The Company shall not settle any claim or action or pay any award or judgment against Stone without Stone’s prior written consent, which shall not be unreasonably withheld. The Company may obtain coverage for Stone under an insurance policy covering claims set forth herein if such coverage is possible at a reasonable cost, provided, however, it is understood and agreed that the Company’s obligation to indemnify Stone as set forth in this Paragraph 4 not be affected by the Company’s ability or inability to obtain insurance coverage. Further, the Company shall be responsible for providing Stone with the service providers and incurring all costs associated with preparation of any regulatory, financial or other filings required as a result of Stone’s former role as an officer or employee and as a result of Stone’s ownership of shares of the Company.

5. Stone understands and agrees that his covenant to comply with the following non-compete and non-solicitation obligations serves as material inducement for the Company to enter into this AGREEMENT and that his obligations under this Paragraph 5 survive the termination of this AGREEMENT. Further, Stone understands and agrees that his breach of the obligations set forth in this Paragraph 5 would be a material breach of this AGREEMENT, entitling the Company to all available remedies at law and equity, including, but not limited to, recoupment of the payments made to Stone under Paragraph 1 of this AGREEMENT.

(a) Non-Competition. Stone acknowledges and recognizes his possession of Confidential Information (as defined in his Original Agreement with the Company) and acknowledges the highly competitive nature of the business of the Company and its affiliates and subsidiaries and accordingly agrees that, in consideration of the promises contained herein, he will not, from the Termination Date through the 18-month anniversary of the Termination Date, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, lend his name to, lend his credit to, or render services or advice to any business that competes with the business then being conducted by the Company or any of its affiliates or subsidiaries, or that had been conducted by the Company or any of its affiliates or subsidiaries during the prior 12 months; provided, however, that Stone may purchase or otherwise acquire up to three percent of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Stone agrees that, from the Termination Date through the 18-month anniversary of the Termination Date, in consideration of the promises contained herein, he will not, either individually or as an officer, director, stockholder, member, partner, agent, consultant or principal of any other business firm, directly or indirectly, solicit any business of the type being carried on by the Company or any of its affiliates or subsidiaries from any person or entity that was a customer of the Company or its affiliates or subsidiaries during the term of his employment.

(b) Non-Solicitation. Stone recognizes that he does possess confidential information about employees of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation, and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries and affiliates. Stone recognizes that the information he possesses about these other employees is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and has been acquired by Stone because of his engagement with the Company. Stone agrees that, for 18 months following the Termination Date, Stone will not, directly or indirectly, solicit or recruit any employee of the Company or any of its subsidiaries or affiliates of the purpose of becoming employed by Stone or by any business, individual, partnership, firm, corporation or other entity on whose behalf Stone is acting as an agent, representative or employee and that Stone will not convey any such confidential information or trade secrets about employees of the Company or any of its subsidiaries or affiliates to any person.

6. INTENTIONALLY OMITTED

7. By signing this AGREEMENT, Stone acknowledges and agrees that:

(c) he has been afforded a reasonable and sufficient period of time for deliberation thereon and for negotiation of the terms thereof;

(d) he has carefully read and understands the terms of this AGREEMENT;

(e) he has signed this AGREEMENT freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;

(f) the only consideration for signing this AGREEMENT are the terms stated herein and in the Amended Agreement and no other promise, agreement or representation of any kind has been made to him by any person or entity whatsoever to cause him to sign this AGREEMENT;

(g) that NationsHealth did offer him a minimum period of at least twenty-one (21) days after his receipt of this AGREEMENT to review it; and

(h) that NationsHealth advised him that he had the opportunity to consult an attorney before signing this AGREEMENT.

8. This AGREEMENT may be revoked, in a writing sent to the Chief Legal Officer of the Company, by Stone at any time during the period of seven (7) calendar days following the date of execution by Stone. If such seven (7) day revocation period expires without Stone exercising his revocation right, the obligations of this AGREEMENT will become fully effective on the eighth day after Stone’s execution of the AGREEMENT (the “Effective Date”).

9. This AGREEMENT constitutes an integrated agreement, containing the entire understanding of the Parties with respect to the matters addressed herein and, except as set forth in this AGREEMENT, no representations, warranties or promises have been made or relied on by the Parties. This AGREEMENT shall prevail over any prior communications between the Parties or their representations relative to matters addressed herein.

10. It is the desire and intent of the parties hereto that the provisions of this AGREEMENT shall be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although Stone and the Company consider the restrictions contained in this AGREEMENT to be reasonable for the purpose of preserving the Company’s goodwill and proprietary rights, if any particular provision of this AGREEMENT shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete the portion of thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such business in the particular jurisdiction in which such adjudication is made. It is expressly understood and agreed that although the Company and Stone consider the restrictions contained in Paragraph 5 to be reasonable, if a final determination is made by a court of competent jurisdiction that the time or territory or other restriction contained in this AGREEMENT is unenforceable against Stone, the provisions of this AGREEMENT shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable, but in no event more than the AGREEMENT currently provides.

The parties acknowledge that the Company’s damages at law would be an inadequate remedy for the breach by Stone of any of the provisions of Paragraph 5, and agree that in the event of such breach the Company may obtain temporary and permanent injunctive relief restraining Stone from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach of Paragraph 5, or for any breach or threatened breach of any other provision of this AGREEMENT.

Further, the parties agree that any claim, controversy, or dispute between Stone and the Company (including without limitation Company’s affiliates, subsidiaries, officers, employees, representatives or agents) arising out of or related to this AGREEMENT, other than a dispute concerning a breach or a threatened breach of Paragraph 5 of this AGREEMENT, shall be submitted to and settled by arbitration before a single arbitrator in a forum of the American Arbitration Association (“AAA”) located in Broward County in the State of Florida and conducted in accordance with the National Rules for the Resolution of Employment Disputes. In such arbitration: (a) the arbitrator shall agree to treat as confidential evidence and other information presented by the parties to the same extent as Confidential Information must be held confidential by Stone under the terms of his Amended Agreement, (b) the arbitrator shall have no authority to amend or modify any of the Company’s policies, and (c) the arbitrator shall have ten business days from the closing statements or submission of post-hearing briefs by the parties to render a decision. All AAA-imposed costs of said arbitration, including the arbitrator’s fees, if any, shall be borne by the Company. All legal fees incurred by each party in connection with said arbitration shall be borne by the party who incurs them, unless applicable statutory authority exist providing for the award of attorneys’ fees to a prevailing party and the arbitration decision and award provides for the award of such fees. Any arbitration award shall be final and binding upon the parties, and any court having jurisdiction may enter a judgment on the award.

11. The Parties agree that a failure by any party at any time to require performance of any provision of this AGREEMENT shall not waive, affect, diminish, obviate or void in any way that party’s full right or ability to require performance of the same, or any other provisions of this AGREEMENT, at any time thereafter.

12. This AGREEMENT shall be interpreted, enforced and governed under the laws of the State of Florida, without regard to conflict of laws principles.

13. The Parties warrant and represent that they have read and understand the foregoing provisions of this AGREEMENT and that they and their respective signatories are fully authorized and competent to execute this AGREEMENT on their behalves. Stone further warrants and represents that he has not previously assigned or transferred any of claims that are the subject of the release contained herein.

Executed as an agreement under seal effective as of eight (8) days after Stone’s execution of this AGREEMENT.

NATIONSHEALTH, INC.	LEWIS STONE
By: /s/ Glenn M. Parker	By: /s/ Lewis P. Stone

Title: Chief Executive Officer	Date: May 29, 2008

Date: May 29, 2008